Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
KEMET Corporation:

We consent to the incorporation by reference in the Registration Statement (No. 33-60092) on Form S-8 of KEMET Corporation of our report dated September 11, 2006 with respect to the statements of net assets available for benefits of the KEMET Employees’ Savings Plan as of March 30, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule, which report appears in the March 30, 2006 annual report on Form 11-K of the KEMET Employees’ Savings Plan.

/s/ KPMG LLP

Greenville, South Carolina
September 26 , 2006